Exhibit 10.2

[PEABODY ENERGY CORPORATION LETTERHEAD]

March 1, 2005

PERSONAL AND CONFIDENTIAL

Irl F. Engelhardt
901 Kent Road
St. Louis, MO 63124

Dear Irl:

This letter agreement (the “Letter Agreement”) will summarize the basic terms which Peabody Energy Corporation (the “Company”) believes would be appropriate to govern a continued employment relationship between you and the Company until such time as you would relinquish your duties and responsibilities as the Company’s Chief Executive Officer and continue as the Company’s Chairman of the Board with expanded responsibilities as set forth in the attached Amended and Restated Employment Agreement (as further described in this Letter Agreement) and thereafter.

As you know, the Company has elected its new President and Chief Executive Officer, to become effective January 1, 2006 (the “Effective Date”). The Company believes that a gradual transfer of your duties and responsibilities as the Company’s Chief Executive Officer to your successor over several calendar months is an essential step to ensure a smooth transition in connection with your succession. Therefore, the Company would greatly appreciate it if, throughout the balance of this calendar year 2005, you would agree to acquaint your successor with the duties and responsibilities associated with the Chief Executive Officer position with the Company and perform such transition duties as shall be approved by the Company’s Board of Directors (the “Board”) to ensure a seamless transfer of your duties and responsibilities as the Company’s Chief Executive Officer to your successor.

As a result, until the end of calendar year 2005, you would continue to be employed by the Company as its Chief Executive Officer and Chairman of the Board under the terms and conditions of the Employment Agreement made as of May 19, 1998, between you and the Company, as previously amended (the “Existing Employment Agreement”). The gradual transfer of duties and responsibilities between you and your successor and any Board-approved organizational modifications relating thereto, as described in this Letter Agreement, would be deemed not to constitute Good Reason for purposes of the Existing Employment Agreement or any other relevant agreement between you and the Company.

In order to secure your continued services as a senior executive officer of the Company and as Chairman of the Board on and after the Effective Date, the Company agrees to

Irl F. Engelhardt
March 1,2005

enter into an Amended and Restated Employment Agreement for a two-year term beginning on the Effective Date and ending on December 31, 2007, with possible renewal periods, if mutually agreed upon, in the form attached hereto as Exhibit A and incorporated herein by reference.

Please confirm your agreement with the foregoing (including, but not limited to, the terms and conditions of the Amended and Restated Employment Agreement attached hereto as Exhibit A and incorporated herein by reference) by signing and dating the enclosed duplicate copy of this Letter Agreement and returning that copy to me, or contact me with any questions or comments you may have. If you terminate your employment with the Company at any time before the Effective Date after having executed this Letter Agreement, the Amended and Restated Employment Agreement attached hereto as Exhibit A would not be applicable.

Very truly yours,

PEABODY ENERGY CORPORATION

By:	/s/ ROBERT B KARN
Its:	Chairman of Compensation Committee

AGREED AND ACCEPTED:

/s/ IRL F. ENGELHARDT
Signature

2/28/05
Date